SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


       Pursuant to Section 13 or 15(d) of the Securities Exchange of 1934



                         Date of Report August 13, 1997


                                    DCX, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



  Colorado                         0-14273                        84-0868815
-------------                     ----------                 ------------------
(State of                        (Commission                    (IRS Employer
incorporation)                   File Number)                Identification No.)



3002 North State Highway 83, Franktown, CO                            80116-0569
------------------------------------------                            ----------
(Address of principal executive offices)                              (Zip Code)



        Registrant's telephone number, including area code (303) 688-6070





                                 Not Applicable
          (Former name or former address, if changed since last report)




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


Item 2, Acquisition or Disposition of Assets.

On August 13, 1997, the Company executed a definitive agreement to acquire all the outstanding shares of PlanGraphics, Inc., a Maryland corporation located in Frankfort, Kentucky, with shares of the Company's no par value common stock. The transaction is expect to close in September, 1997, and will result in the acquisition of PlanGraphics as a wholly owned subsidiary of the Company. The closing is contingent upon certain conditions to be performed prior to closing, including approval by PlanGraphics shareholders.

Effective upon completion of the closing, the Company has agreed to increase the size of its Board of Directors from four to seven members and appoint John C. Antenucci (President and Chairman of PlanGraphics) and two additional persons nominated by Mr. Antenucci as three, including Mr. Antenucci, of the seven directors of the Company. Furthermore, the Company has agreed to appoint one additional person jointly nominated by Mr. Carreker, President and CEO of the Company, and Mr. Antenucci as the seventh of the seven members, with all appointees serving until the next annual shareholders' meeting. The Company has also agreed to renominate Mr. Antenucci and these three additional newly appointed directors of the Company to be elected for a full one-year term at its next annual shareholders' meeting

A copy of the Company's press release, dated August 13, 1997, is provided as an attachment to this Form 8-K.


Item 7, Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements.

As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(a). In accordance with Item 7(a) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K as soon as practical.

(b) Pro Forma Financial Information.

As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K as soon as practical.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       DCX, Inc.
                                      (Registrant)


                                       /s/  Fred Beisser
August 28, 1997                        -----------------------------------------
                                       Frederick G. Beisser
                                       Secretary, Treasurer
                                       & Vice President - Finance & Accounting




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



                                  PRESS RELEASE



         DCX, INC. ENTERS GEOGRAPHIC INFORMATION SYSTEMS (GIS) INDUSTRY
                                WITH ACQUISITION.

         DCX, Inc. Approves Purchase of $10 Million PlanGraphics, Inc.,
                         Executes Definitive Agreement.

FRANKTOWN, Colorado, August 13, 1997-- DCX, Inc. (NASDAQ: DCXI) today announced that it has approved a transaction to acquire the business (approximately $10 million in revenue) of PlanGraphics, Inc. of Frankfort, Ky. The transaction, expected to close in September, will involve the exchange of DCX common stock valued at slightly more than $4 million for all the outstanding stock of PlanGraphics, Inc. The closing is contingent upon certain conditions to be performed and the final approval of the transaction by the Boards of Directors of both firms, as well as the shareholders of PlanGraphics, Inc.

Privately held PlanGraphics is the nation's leading independent advisory services GIS firm in the $8.2 billion worldwide GIS industry. This acquisition is expected to nearly triple DCX's annual revenues. DCX, which currently designs and manufactures electronic cables for various aerospace/defense applications, will have approximately 8.8 million shares outstanding following the closing of the transaction. DCX, founded in 1980, is headquartered in Douglas County, south of Denver, and currently employs about 55 persons. The company carries a backlog of $3.6 million.

This move is the first step in DCX President and CEO Stephen Carreker's strategy to transform DCX into a fully integrated GIS service provider, lessening its historic reliance on defense business. GIS combines interactive map displays with database management software to display geographic information. "PlanGraphics has successfully expanded into GIS systems integration and is expected to continue achieving high growth rates," said Mr. Carreker. "The company brings immediate value to DCX in the form of international reputation and contacts. No other U.S. company possesses the comprehensive experience and expertise in GIS technologies, user needs and solutions."

Approximately 30% of PlanGraphics' revenues are derived from state and local government customers; 45% from utilities; and the balance from private and industrial sectors. Commercial clients include IBM, Space Imaging Corp., Analytical Surveys Inc., Unisys Corp., Lockheed Martin Corp., Hughes Corp. and Harris Corp., in addition to a number of international public and private customers. Formed in 1979, PlanGraphics is headquartered in Frankfort, Ky. and maintains offices in Denver, Silver Spring, Md., Brisbane, Australia, Muscat, Oman and Buenos Aires, Argentina. The firm has 100 employees.

Some of the statements in this Press Release contain predictions and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgment on a future direction of the business, actual results may differ materially from any future action suggested in this report. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks including, but not limited to, future economic conditions, new developments and other factors.

                                     - End -

POC: Bruce Haun at B. Edward Haun & Co., Financial Communications, 303 595-4667

               For release at 6:30 Mountain Time, August 13, 1997



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